Exhibit 99.1

                   Hampton Roads Bankshares Declares Dividend
                        Increase of 11% Over Last Year

    CHESAPEAKE, Va., Jan. 14 /PRNewswire-FirstCall/ -- On Tuesday, January 13, 2004, the Board of Directors of Hampton Roads Bankshares, Inc.
(OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, declared a dividend in the amount of $0.15 per share on its common stock, payable on March 15, 2004, to shareholders of record as of February 14, 2004.

    In May 2003, the Board of Directors voted to increase the frequency of the Company's dividend consideration from an annual basis to a semi-annual basis which began with the September 15, 2003 dividend payment of $0.15 per share. The two semi-annual dividends, which were based upon 2003's earnings results, represent an annualized dividend payment of $0.30, an increase of 11% over the dividend of $0.27 per share declared in January 2003 in consideration of the Company's earnings in 2002.

    As of January 13, 2004, the Company had outstanding shares of common stock totaling 7,912,295. The total of the two dividends paid in consideration of 2003's record net income of $4,023,015 was $2,358,734. 2003 marked the Company's sixteenth consecutive year of earnings increases and this is the fourteenth consecutive dividend it has paid since 1992.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Based upon the closing price of $11.60 per share on January 13, 2004, the annualized dividend of $0.30 per share equates to a return of 2.59% on the Company's stock. Bank of Hampton Roads has been in business since 1987 and operates 15 offices throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

    CONTACT:  Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             01/14/2004
    /CONTACT:  Tiffany K. Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com/
    (HMPR)

CO:  Hampton Roads Bankshares, Inc.
ST:  Virginia
IN:  FIN OTC
SU:  DIV